Exhibit 10.2

Execution Copy

TRANSITIONAL LICENSE AGREEMENT, dated as of November 28, 2005 (this “License”), among Kerr-McGee Worldwide Corporation, a Delaware corporation (the “Licensor”) and Tronox Incorporated, a Delaware corporation (the “Company”).

Licensor is the owner of the trademarks, trade names, service marks, brand names, trade dress and logos identified on Annex A (the “Licensed Marks”), which are and have been used in connection with the manufacturing, marketing and sale of certain inorganic industrial chemicals (primarily titanium dioxide) and heavy minerals (the “Chemical Business”).

Kerr-McGee Corporation (the “Parent”), the Licensor and the Company are parties to the Master Separation Agreement, dated as of the date hereof (the “Master Separation Agreement”) pursuant to which, among other things, Parent will cause the Company to offer and sell a limited number of its shares in a initial public offering.  Capitalized terms used herein and not otherwise defined have the meanings given to them in the Master Separation Agreement.

In consideration of the premises and the mutual covenants and agreements contained in this License, Licensor and the Company agree as follows:

1.                                       Licensor hereby grants, subject to the terms and conditions set forth herein, to the Company and the other entities in the Tronox Group (collectively the “Licensees”) a non-exclusive, non-transferable, non-assignable, non-sublicenseable, royalty-free license to use the Licensed Marks as used by the Licensees in the marketing and sale of the Licensed Goods as of the date of this License.  Company agrees that it shall, and shall cause the other Licensees to, use the Licensed Marks in conformity in all material respects to the standards previously established by Licensor or its Affiliates and followed by the Licensees in connection with the marketing and sale of the Licensed Goods and the operation of the Chemical Business, in each case, as of the date of this License.  “Licensed Goods” means, in connection with the conduct of the Chemical Business, goods that Company or another Licensee is manufacturing bearing a Licensed Mark, or distributing, providing or advertising by means of such Licensed Mark, in each case, as of the date of this License.

2.                                       Company acknowledges, and shall cause all other Licensees to acknowledge, that the Licensed Marks and the goodwill associated therewith are the sole and exclusive property of Licensor, and agrees, and shall cause the other Licensees to agree, that all goodwill arising from Licensees’ use of the Licensed Marks hereunder shall inure to the benefit of and be the property of Licensor hereunder, it being expressly agreed that in any case, no compensation whatsoever will be due by Licensor to any Licensee for the creation, as the case may be, of any goodwill arising from the use of the Licensed Marks pursuant to this License.  Company shall, and shall cause the other Licensees to, not contest, either directly or indirectly, the validity, originality, or value of the Licensed Marks, or Licensor’s exclusive rights to the Licensed Marks and the goodwill represented thereby.

3.                                       If Company or any other Licensee becomes aware that any Person alleges that the Licensed Marks are invalid or that use of the Licensed Marks infringes any rights of a third party or that the Licensed Marks are otherwise challenged or subject to challenge, then Company shall, and shall cause the other Licensees to, promptly give to the Licensor notice in writing of such allegation, challenge or circumstance, and shall make no comment or admission to any third party in respect thereof.

4.                                       Company agrees that it will, and will cause the other Licensees to, cooperate promptly with Licensor in maintaining the nature and quality of the Licensees’ use of the Licensed Marks and to promptly permit reasonable inspection of the Licensees’ use of the Licensed Marks.  Company shall, and shall cause the other Licensees to, refrain from any act that would reasonably be expected to tarnish any of the Licensed Marks or bring any of the Licensed Marks into disrepute.  Company shall, and shall cause the other Licensees to, promptly provide Licensor with such data relating to the use of the Licensed Marks hereunder as Licensor may reasonably request.

5.                                       Company shall not, and shall cause the other Licensees not to, (i) use any marks confusingly similar to the Licensed Marks, or (ii) use the Licensed Marks except as expressly authorized by this License.

6.                                       The licenses granted in Section 1 of this License shall expire and be terminated on the earliest to occur of (i) a change of control of Company or any other Licensee, (ii) the termination of or an otherwise material change in the nature of the Chemical Business or a material change in use of a Licensed Mark by any Licensee, (iii) with respect to a particular Licensed Mark, upon the termination or expiration of such Licensed Mark or a material adverse change relating to Licensor’s rights to use such Licensed Mark, (iv) assignment or attempted assignment of this License or granting of a sublicense under this License by any Licensee without the prior written consent of Licensor, (v) a breach of this License by any Licensee if such breach is capable of being cured but remains uncured for 30 days following notice of such breach, (vi) 12 months following the Closing Date, except in the case of the Licensed Mark designated in Annex A as subject to the Trademark License Agreement, dated as of September 21, 1990, by and between Kerr-McGee Chemical Corporation and the Tiwest Joint Venture, where each of the Tiwest Joint Venture, Tiwest Pty. Ltd. and Tiwest Sales Pty. Ltd shall continue to have the right to use such Licensed Mark for 24 months following the Closing Date unless such right is earlier terminated pursuant to this Section 6.

7.                                       Immediately upon termination of the license with respect to any of the Licensed Marks, the Company shall, and shall cause the other Licensees to, cease all use of such Licensed Marks, including all marketing and advertising use of such Licensed Marks and all uses of such Licensed Marks in manufacturing Licensed Goods.  Within 10 days following such termination, Company shall cause the other Licensees to make all necessary filings and take all other necessary actions to change the names of the other Licensees to discontinue any reference to “Kerr-McGee.”  Within 10 days following the date of this License, Company shall make all necessary filings and take all other necessary actions to change its name to discontinue any reference to “Kerr-McGee.”  Notwithstanding the foregoing, unless a license is terminated pursuant to any of Section 6(i) through 6(v), (i) the Licensees shall have six months following the applicable termination of license to dispose of the inventory of the Licensed Goods that it has in its possession, by sale or otherwise, and (ii) the Licensees shall be permitted to use on its owned and leased railcars the Licensed Marks in use on such railcars as of the date hereof until such time as such railcars are repainted in accordance with their historic painting and maintenance schedule.  Upon Licensor’s request from time to time, an executive of Company shall certify in writing, on behalf of Company and the other Licensees, their compliance with this Section 7.

8.                                       The Company and the other Licensees may retain and use in the ordinary course of business, which may include reproduction and delivery to third parties and to governmental entities, its internal memoranda, reports, documents and other records (collectively, “Internal Documents”) which bear a Licensed Mark or any other trademark, trade name, service mark, brand name, trade dress or logo of Licensor (collectively “Other Marks”), which, in the case of Internal Documents bearing a Licensed Mark, were created prior to the termination of the license for such Licensed Mark, and in the case of Internal Documents bearing an Other Mark, were created prior to the date of this License, for so long as such Internal Documents are retained pursuant to record retention standards.

9.                                       This License contains the entire agreement of the parties with respect to the subject matter hereof, and all prior or contemporaneous licenses, understandings or agreements, whether written or oral, between Licensor and their respective Affiliates, on the one hand, and Company, the other Licensees and their respective Affiliates, on the other hand, with respect to such subject matter are hereby superseded in their entirety.  All amendments, waivers and modifications of or to any provision of this License shall be in writing and signed by each party to this License, and shall not otherwise be effective.

10.                                 Company shall not, and shall cause the other Licensees not to, assign or sublicense their rights or delegate their obligations hereunder without the prior written consent of Licensor.  Company shall not assign this License without the prior written consent of Licensor. Licensor reserves all rights not expressly granted to the Licensees hereunder.

11.                                 Any notice, request, demand, waiver, consent, approval, or other communication that is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally (including by recognized overnight courier), or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 11) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to any Licensee:

Tronox Incorporated

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Facsimile: 405-270-4101

Attention:  General Counsel

If to Licensor:

Kerr-McGee Worldwide Corporation

Kerr-McGee Center

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Facsimile: 405-270-3649

Attention:  General Counsel

or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein.  Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

12.                                 This License may be amended, modified or supplemented at any time by mutual agreement of the parties hereto.  Any amendment, modification or revision of this License and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.  For the avoidance of doubt, any such written instrument shall only be effective if it is manually-signed by an individual with actual authority to act on behalf of such party.

13.                                 This License shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws thereof.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of The State of New York, New York County in the event any dispute arises out of this License or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this License or any of the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County.

14.                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LICENSE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.                                 If any term or other provision of this License is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this License shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this License so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

16.                                 This License may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.                                 Company acknowledges, and shall cause the other Licensees to acknowledge, that any material breach of this License will cause irreparable harm to Licensor, that such harm will be difficult if not impossible to ascertain, and that Licensor shall be entitled to equitable relief, including a temporary restraining order or injunction, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated.

17.                                 Company shall be responsible and liable for all acts and omissions of the other Licensees.

IN WITNESS WHEREOF, each of the parties has caused this License to be duly executed and delivered as of the day and year first above written.

TRONOX INCORPORATED

By:	/s/ Thomas W. Adams
Name: Thomas W. Adams
Title: Chief Executive Officer

KERR-MCGEE WORLDWIDE CORPORATION

By:	/s/ Robert M. Wohleber
Name: Robert M. Wohleber
Title: Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO TRANSITIONAL AGREEMENT]

Annex A

Licensed Marks